ROY W. ADAMS, JR.
INDEPENDENT LEGAL COUNSEL

370 PARK STREET		TELEPHONE: (925) 631-0222
SUITE 2	April 17, 2007	FACSIMILE: (925) 631-0999
MORAGA, CALIFORNIA 94556		E-MAIL: rwadams@pacbell.net

Marketocracy Funds
1200 Park Place, Suite 100
San Mateo, California 94403

Re:	Marketocracy Funds: File Nos. 333-82833 and 811-09445

Gentlemen:

I have acted as counsel to Marketocracy Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment Nos. 13 and 14 to the Trust’s Registration Statement on Form N-1A filed on March 28, 2006 and June 8, 2006, respectively (the “Post-Effective Amendments”), relating to the issuance by the Trust of an indefinite number shares of beneficial interest in two classes, Class A and Class K Shares (the "Shares"), by a new series of the Trust: AGA Total Return Realty Plus Fund (the "Fund").

In connection with this opinion, I have assumed the authenticity of all records, documents and instruments submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to me as copies. I have based my opinion upon my review of the following records, documents and instruments:

•	the Trust's Declaration of Trust dated July 20, 1999 (the "Declaration of Trust") and amended and restated on June 2, 2000, and on November 9, 2005;

•	the Trust’s Restated Certificate of Trust dated November 9, 2005 (as filed with the Delaware Secretary of State on March 29, 2006);

•	the Bylaws of the Trust dated July 20, 1999 as amended June 2, 2000;

•	the Post-Effective Amendments;

•
the resolutions adopted by the Board of Trustees of the Trust at its meetings on November 9, 2005, authorizing the establishment of the Fund and the issuance of the Shares, and on May 16, 2006, ratifying Post-Effective Amendment No. 13; and

Marketocracy Funds April 17, 2007	Page 2

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a certificate of officers of the Trust as to certain factual matters relevant to this opinion, including without limitation the certification to me that the foregoing documents are true and complete and in effect on the date hereof.

My opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. I am not licensed to practice law in the State of Delaware, and I have based my opinion below solely on my review of Chapter 38 of Title 12 of the Delaware Code as reported on the State of Delaware official website, http://delcode.delaware.gov/title12/c038. I have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. I disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and I disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and my examination of such questions of law as I have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendments, and in accordance with the amended and restated Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, it is my opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without my prior written consent. I disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 17.

Very truly yours

/s/ Roy W. Adams, Jr.

Roy W. Adams, Jr.

cc:	Kendrick W. Kam Erin La Porte Jay P. Leupp B. Christopher Ronan